Exhibit 10.10

Notice of Award
Ph 1 Explor./Developmental Coop. Agreement Department of Health and Human Services National Institutes of Health	Federal Award Date: 09/09/2020
NATIONAL HEART, LUNG, AND BLOOD INSTITUTE

Grant Number:	1UG3HL148318-01A1
FAIN:	UG3HL148318

Principal Investigator(s):

Joshua M Hare, MD

Sunjay Kaushal (contact), MD

Project Title: 1/2 Allogeneic Human Mesenchymal Stem Cell (MSC) Injection in Patients with Hypoplastic Left Heart Syndrome: A Phase IIb Clinical Trial

Shelley Tiemann

University of Maryland, Baltimore
620 West Lexington Street 4155

Baltimore, MD 212011508

Award e-mailed to: nga@ordmail.umaryland.edu

Period Of Performance:

Budget Period: 09/15/2020 – 08/31/2021

Project Period: 09/15/2020 – 08/31/2021

Dear Business Official:

The National Institutes of Health hereby awards a grant in the amount of $657,935 (see “Award Calculation” in Section I and “Terms and Conditions” in Section III) to UNIVERSITY OF MARYLAND BALTIMORE in support of the above referenced project. This award is pursuant to the authority of 42 USC 241 42 CFR PART 52 and is subject to the requirements of this statute and regulation and of other referenced, incorporated or attached terms and conditions.

Acceptance of this award including the “Terms and Conditions” is acknowledged by the grantee when funds are drawn down or otherwise obtained from the grant payment system.

Each publication, press release, or other document about research supported by an NIH award must include an acknowledgment of NIH award support and a disclaimer such as “Research reported in this publication was supported by the National Heart, Lung, And Blood Institute of the National Institutes of Health under Award Number UG3HL148318. The content is solely the responsibility of the authors and does not necessarily represent the official views of the National Institutes of Health.” Prior to issuing a press release concerning the outcome of this research, please notify the NIH awarding IC in advance to allow for coordination.

Award recipients must promote objectivity in research by establishing standards that provide a reasonable expectation that the design, conduct and reporting of research funded under NIH awards will be free from bias resulting from an Investigator’s Financial Conflict of Interest (FCOI), in accordance with the 2011 revised regulation at 42 CFR Part 50 Subpart F. The Institution shall submit all FCOI reports to the NIH through the eRA Commons FCOI Module. The regulation does not apply to Phase I Small Business Innovative Research (SBIR) and Small Business Technology Transfer (STTR) awards. Consult the NIH website http://grants.nih.gov/grants/policy/coi/ for a link to the regulation and additional important information.

If you have any questions about this award, please contact the individual(s) referenced in Section IV.

Sincerely yours,

John Diggs

Grants Management Officer

NATIONAL HEART, LUNG, AND BLOOD INSTITUTE

Additional information follows

SECTION I – AWARD DATA – 1UG3HL148318-01A1

Award Calculation (U.S. Dollars)
Salaries and Wages	$219,825
Personnel Costs (Subtotal)	$219,825
Subawards/Consortium/Contractual Costs	$438,110

Federal Direct Costs	$657,935
Approved Budget	$657,935
Total Amount of Federal Funds Obligated (Federal Share)	$657,935
TOTAL FEDERAL AWARD AMOUNT	$657,935

AMOUNT OF THIS ACTION (FEDERAL SHARE)	$657,935

SUMMARY TOTALS FOR ALL YEARS

YR	THIS AWARD	CUMULATIVE TOTALS
1	$657,935	$657,935

Fiscal Information:
CFDA Name:	Cardiovascular Diseases Research
CFDA Number:	93.837
EIN:	1526002036A1
Document Number:	UHL148318A
PMS Account Type:	P (Subaccount)
Fiscal Year:	2020

IC	CAN	2020
HL	8475146	$657,935

NIH Administrative Data:

PCC: HHDCPN / OC: 41026 / Released: DIGGSJ 09/01/2020

Award Processed: 09/09/2020 12:14:42 AM

SECTION II – PAYMENT/HOTLINE INFORMATION – 1UG3HL148318-01A1

For payment and HHS Office of Inspector General Hotline information, see the NIH Home Page at http://grants.nih.gov/grants/policy/awardconditions.htm

SECTION III – TERMS AND CONDITIONS – 1UG3HL148318-01A1

This award is based on the application submitted to, and as approved by, NIH on the above-titled project and is subject to the terms and conditions incorporated either directly or by reference in the following:

a.	The grant program legislation and program regulation cited in this Notice of Award.
b.	Conditions on activities and expenditure of funds in other statutory requirements, such as those included in appropriations acts.
c.	45 CFR Part 75.
d.	National Policy Requirements and all other requirements described in the NIH Grants Policy Statement, including addenda in effect as of the beginning date of the budget period.
e.	Federal Award Performance Goals: As required by the periodic report in the RPPR or in the final progress report when applicable.
f.	This award notice, INCLUDING THE TERMS AND CONDITIONS CITED BELOW.

(See NIH Home Page at http://grants.nih.gov/grants/policy/awardconditions.htm for certain references cited above.)

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Research and Development (R&D): All awards issued by the National Institutes of Health (NIH) meet the definition of “Research and Development” at 45 CFR Part§ 75.2. As such, auditees should identify NIH awards as part of the R&D cluster on the Schedule of Expenditures of Federal Awards (SEFA). The auditor should test NIH awards for compliance as instructed in Part V, Clusters of Programs. NIH recognizes that some awards may have another classification for purposes of indirect costs. The auditor is not required to report the disconnect (i.e., the award is classified as R&D for Federal Audit Requirement purposes but non-research for indirect cost rate purposes), unless the auditee is charging indirect costs at a rate other than the rate(s) specified in the award document(s).

Carry over of an unobligated balance into the next budget period requires Grants Management Officer prior approval.

This award is subject to the requirements of 2 CFR Part 25 for institutions to receive a Dun & Bradstreet Universal Numbering System (DUNS) number and maintain an active registration in the System for Award Management (SAM). Should a consortium/subaward be issued under this award, a DUNS requirement must be included. See http://grants.nih.gov/grants/policy/awardconditions.htm for the full NIH award term implementing this requirement and other additional information.

This award has been assigned the Federal Award Identification Number (FAIN) UG3HL148318. Recipients must document the assigned FAIN on each consortium/subaward issued under this award.

Based on the project period start date of this project, this award is likely subject to the Transparency Act subaward and executive compensation reporting requirement of 2 CFR Part 170. There are conditions that may exclude this award; see http://grants.nih.gov/grants/policy/awardconditions.htm for additional award applicability information.

In accordance with P.L. 110-161, compliance with the NIH Public Access Policy is now mandatory. For more information, see NOT-OD-08-033 and the Public Access website: http://publicaccess.nih.gov/.

This award provides support for one or more clinical trials. By law (Title VIII, Section 801 of Public Law 110-85), the “responsible party” must register “applicable clinical trials” on the ClinicalTrials.gov Protocol Registration System Information Website. NIH encourages registration of all trials whether required under the law or not. For more information, see http://grants.nih.gov/ClinicalTrials_fdaaa/

This award represents the final year of the competitive segment for this grant. See the NIH Grants Policy Statement Section 8.6 Closeout for complete closeout requirements at: http://grants.nih.gov/grants/policy/policy.htm#gps.

A final expenditure Federal Financial Report (FFR) (SF 425) must be submitted through the eRA Commons (Commons) within 120 days of the period of performance end date; see the NIH Grants Policy Statement Section 8.6.1 Financial Reports, http://grants.nih.gov/grants/policy/policy.htm#gps, for additional information on this submission requirement. The final FFR must indicate the exact balance of unobligated funds and may not reflect any unliquidated obligations. There must be no discrepancies between the final FFR expenditure data and the Payment Management System’s (PMS) quarterly cash transaction data. A final quarterly federal cash transaction report is not required for awards in PMS B subaccounts (i.e., awards to foreign entities and to Federal agencies). NIH will close the awards using the last recorded cash drawdown level in PMS for awards that do not require a final FFR on expenditures or quarterly federal cash transaction reporting. It is important to note that for financial closeout, if a grantee fails to submit a required final expenditure FFR, NIH will close the grant using the last recorded cash drawdown level. If the grantee submits a final expenditure FFR but does not reconcile any discrepancies between expenditures reported on the final expenditure FFR and the last cash report to PMS, NIH will close the award at the lower amount. This could be considered a debt or result in disallowed costs.

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A Final Invention Statement and Certification form (HHS 568), (not applicable to training, construction, conference or cancer education grants) must be submitted within 120 days of the expiration date. The HHS 568 form may be downloaded at: http://grants.nih.gov/grants/forms.htm. This paragraph does not apply to Training grants, Fellowships, and certain other programs—i.e., activity codes C06, D42, D43, D71, DP7, G07, G08, G11, K12, K16, K30, P09, P40, P41, P51, R13, R25, R28, R30, R90, RL5, RL9, S10, S14, S15, U13, U14, U41, U42, U45, UC6, UC7, UR2, X01, X02.

Unless an application for competitive renewal is submitted, a Final Research Performance Progress Report (Final RPPR) must also be submitted within 120 days of the period of performance end date. If a competitive renewal application is submitted prior to that date, then an Interim RPPR must be submitted by that date as well. Instructions for preparing an Interim or Final RPPR are at: https://grants.nih.gov/grants/rppr/rppr_instruction_guide.pdf. Any other specific requirements set forth in the terms and conditions of the award must also be addressed in the Interim or Final RPPR. Note that data reported within Section I of the Interim and Final RPPR forms will be made public and should be written for a lay person audience.

NIH strongly encourages electronic submission of the final invention statement through the Closeout feature in the Commons, but will accept an email or hard copy submission as indicated below.

Email: The final invention statement may be e-mailed as PDF attachments to: NIHCloseoutCenter@mail.nih.gov.

Hard copy: Paper submissions of the final invention statement may be faxed to the NIH Division of Central Grants Processing, Grants Closeout Center, at 301-480-2304, or mailed to:

National Institutes of Health
Office of Extramural Research

Division of Central Grants Processing
Grants Closeout Center

6705 Rockledge Drive

Suite 5016, MSC 7986

Bethesda, MD 20892-7986 (for regular or U.S. Postal Service Express mail)

Bethesda, MD 20817 (for other courier/express deliveries only)

NOTE: If this is the final year of a competitive segment due to the transfer of the grant to another institution, then a Final RPPR is not required. However, a final expenditure FFR is required and should be submitted electronically as noted above. If not already submitted, the Final Invention Statement is required and should be sent directly to the assigned Grants Management Specialist.

In accordance with the regulatory requirements provided at 45 CFR 75.113 and Appendix XII to 45 CFR Part 75, recipients that have currently active Federal grants, cooperative agreements, and procurement contracts with cumulative total value greater than $10,000,000 must report and maintain information in the System for Award Management (SAM) about civil, criminal, and administrative proceedings in connection with the award or performance of a Federal award that reached final disposition within the most recent five-year period. The recipient must also make semiannual disclosures regarding such proceedings. Proceedings information will be made publicly available in the designated integrity and performance system (currently the Federal Awardee Performance and Integrity Information System (FAPIIS)). Full reporting requirements and procedures are found in Appendix XII to 45 CFR Part 75. This term does not apply to NIH fellowships.

Treatment of Program Income:

Additional Costs

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SECTION IV – HL Special Terms and Conditions – 1UG3HL148318-01A1

Clinical Trial Indicator: Yes

This award supports one or more NIH-defined Clinical Trials. See the NIH Grants Policy Statement Section 1.2 for NIH definition of Clinical Trial.

RESTRICTION - LACK OF IRB APPROVAL: The present award is being made without a currently valid certification of IRB approval for this project with the following restriction: Only activities that are clearly severable and independent from activities that involve human subjects may be conducted pending the NHLBI’s acceptance of the certification of IRB approval.

No funds may be drawn down from the payment system and no obligations may be made against Federal funds for any research involving human subjects prior to the NHLBI’s notification to the recipient that the identified issues have been resolved and this restriction removed.

RFA NOTICE

The Terms and Conditions of this award incorporate the operating guidelines in PAR 19-329, (Clinical Coordinating Center for Multi-Site Investigator-Initiated Clinical Trials (Collaborative UG3/UH3)), which can be found at: https://grants.nih.gov/grants/guide/pa-files/PAR-19-329.html

Phased Transition Application

The -02 Application, due on June 1, 2021 shall be submitted on a PHS 398 application in PDF format to the Grants Management Specialist listed on this award. Failure to submit by that date may result in not being considered for the UH3.

The application shall include;

·	PHS398 Face Page, PHS398 pages 2,4, and 5 including detailed budget, justification, and checklist page. Please note that the budget cannot exceed the annual direct costs proposed in the initial peer reviewed application.
·	An updated research plan and specific aims should reflect current plans for the UH3 Phase, and general progress.
·	Detailed budget pages for a non-Ã‚Âmodular budget and budget justification.
·	Updated as Just-In-Time Materials as appropriate: IRB approvals, Other Support, Human Subjects Certifications, Bio sketches for new proposed key personnel.
·	Copy of any relevant F&A rate agreements.

In addition, in appendix form, a description of the progress related to the mutually agreed upon negotiated milestones (Recipient concurrence dated August 29, 2020). The appendix should also include proposed milestones for a proposed UH3 Project Period.

Failure to adhere to this Phased Transition Application may result in enforcement actions as described by the NIH GPS, including requiring the submission of a close-out plan for early phase- out of the award if adequate progress is not achieved

Administrative Review

The NHLBI will conduct an Administrative Review (referred to as a transition meeting per the FOA https://grants.nih.gov/grants/guide/pa-files/PAR-19-329.html. This review will determine whether satisfactory progress has been made towards the mutually agreed upon milestones. Those awardees that are not successful will be permitted to extend the existing budget and project periods up to one year without prior NHLBI approval. This decision will be communicated via a counter-signed letter from the assigned program officer and Office of Grants Management. If considered for funding, the NHLBI will begin negotiations with the Recipient for formal milestones prior to the issuance of the UH3 award.

Milestones

The awardee is expected to adhere to these mutually agreed upon milestones; subsequent funding will be contingent on meeting these milestones and achieving satisfactory progress.

Budget Period 01 (19/15/2020 – 08/31/2021)

·	25% of sites activated
·	Complete finalized protocol and informed consent documents
·	DSMB review and approval of final protocol, template consent(s) and/or assent(s), and data and safety monitoring plan
·	Enrollment of the first participant during the UG3 phase
·	IRB approval of final protocol and consent and/or assent

Failure to adhere to these Milestones may result in enforcement actions as described by the NIH GPS, including requiring the submission of a close-out plan for early phase-out of the award if adequate progress is not achieved.

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eConnect

The NHLBI utilizes a reporting system, eConnect, for both Clinical Trial Milestones and Participate Enrollment/Milestone Accrual. eConnect utilizes the existing Electronic Research Administration (eRA) logon system and current institutional accounts so no Authorized Organizational Representative or Principal Investigator will be required to create new accounts with the NHLBI. The system is designed to facilitate NHLBI monitoring traditionally accomplished through standard paper submissions for Quarterly/Annual Reporting of Patient Recruitment per the NHLBI Milestones Policy as well as the reporting of Clinical Trial Milestones negotiated and/or peer reviewed on this award. The NHLBI encourages the recipient to report when milestones are achieved through eConnect as well as report on a quarterly basis recruitment that has occurred under this award.

Clinical Trial Dissemination Plan

The clinical trial(s) supported by this award is subject to the plan included in the application dated November 11, 2019 submitted to NIH and the NIH policy on Dissemination of NIH-Funded Clinical Trial Information. The plan states that the clinical trial(s) funded by this award will be registered in ClinicalTrials.gov not later than 21 calendar days after enrollment of the first participant and primary summary results reported in ClinicalTrials.gov, not later than one year after the completion date. The reporting of summary results is required by this term of award even if the primary completion date occurs after the period of performance.

1. This award is subject to additional certification requirements with each submission of the Annual, Interim, and Final Research Performance Progress Report (RPPR). The recipient must agree to the following annual certification when submitting each RPPR. By submitting the RPPR, the AOR signifies compliance, as follows:

In submitting this RPPR, the SO (or PD/PI with delegated authority), certifies to the best of his/her knowledge that, for all clinical trials funded under this NIH award, the recipient and all investigators conducting NIH-funded clinical trials are in compliance with the recipient’s plan addressing compliance with the NIH Policy on Dissemination of NIH-Funded Clinical Trial Information. Any clinical trial funded in whole or in part under this award has been registered in ClinicalTrials.gov or will be registered not later than 21 calendar days after enrollment of the first participant. Summary results have been submitted to ClinicalTrials.gov or will be submitted not later than one year after the completion date, even if the completion date occurs after the period of performance.

NHLBI FUNDING GUIDELINES

This award is being issued in accordance with the NHLBI FY 2020 Operating Guidelines which can be found at: https://www.nhlbi.nih.gov/current-operating-guidelines

MULTIPLE PI - Prior Approvals

In keeping with NOT-OD-06-054 (http://grants.nih.gov/grants/guide/notice-files/NOT-OD-06- 054.html), as this award has multiple Principal Investigators (PIs), although the signatures of all the PIs are not required on prior approval requests submitted to the agency, the recipient institution must secure and retain the signatures of all of the PIs for their own internal processes.

CONSORTIUM/CONTRACTUAL

This award includes funds awarded for consortium activity with Cincinnati Children’s Hospital Medical Center, Emory University, Johns Hopkins University, Longeveron, LLC., University of Utah,Children’s Hospital Los Angeles, and Advocate Health Care Network. The recipient, as the direct and primary recipient of NIH grant funds, is accountable to NIH for the performance project, the appropriate expenditures of grant funds by all parties, and all other obligations of the recipient, as specified in the NIH Grants Policy Statement. In general, the requirements that apply to the recipient, including the intellectual property requirements also apply to consortium participant(s).

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STAFF CONTACTS

The Grants Management Specialist is responsible for the negotiation, award and administration of this project and for interpretation of Grants Administration policies and provisions. The Program Official is responsible for the scientific, programmatic and technical aspects of this project. These individuals work together in overall project administration. Prior approval requests (signed by an Authorized Organizational Representative) should be submitted in writing to the Grants Management Specialist. Requests may be made via e-mail.

Grants Management Specialist: Amy Gipson

Email: amy.gipson@nih.gov Phone: 301-827-8026

Program Official: Kristin Burns

Email: burnskr@mail.nih.gov Phone: 301-594-6859

SPREADSHEET SUMMARY

GRANT NUMBER: 1UG3HL148318-01A1

INSTITUTION: UNIVERSITY OF MARYLAND BALTIMORE

Budget	Year 1
Salaries and Wages	$219,825
Personnel Costs (Subtotal)	$219,825
Subawards/Consortium/Contractual Costs	$438,110
TOTAL FEDERAL DC	$657,935
TOTAL FEDERAL F&A	$0
TOTAL COST	$657,935

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